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                                                                   EXHIBIT 10.53

                        SEPARATION AND RELEASE AGREEMENT

      I, David Jobe, elect to sever my employment relationship with Gargoyles, Inc. (the "Company") under the terms below. I understand that by signing this Separation and Release Agreement (this "Agreement"), I will receive compensation and benefits from the Company in addition to what is ordinarily offered to employees who voluntarily resign and greater than provided under terms of my employment agreement with the Company.

                                    RECITALS

      A. On March 22, 1995, the Company and I entered into an Employment Agreement, pursuant to which I became the Vice President Sales (the "Employment Agreement").

      B. I now desire to sever my employment relationship with the Company and to resolve the terms of such severance and all differences between us.

                                    AGREEMENT

      1. Resignation of Employment. By signing this Agreement, I am resigning my employment with the Company effective February 2, 1998. I am also resigning all of my positions as an officer of the Company and as an officer of any subsidiary of the Company. By signing this Agreement, the Company is accepting my resignations.

      2.    Severance Benefits.

            (a) Base Pay; No Draw. I understand that I will receive my base pay through February 2, 1998 (the "Termination Date"), from which normal and authorized withholdings and deductions will be made. I understand that my base pay will be paid to me in accordance with the Company's twice-monthly payroll schedule. I understand that I will not be receiving any amount attributable to a draw against sales commissions for the period from January 1, 1998 through the Termination Date.

            (b) Draw for Prior Periods Waived. I understand that by signing this Agreement, the Company is agreeing that I will not be required to reimburse the Company for any sums that I have received as draws against unearned sales commissions, which unearned commissions total approximately $25,998.00 as of the Termination Date, and that the Company is waiving all rights to reimbursement of any such unearned commissions for all periods prior to the Termination Date.

            (c) Expense Reimbursement; Payment of Product Account. I will be reimbursed for any reasonable expenses incurred by me on behalf of the Company,


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subject to the receipt by the Company of all supporting documentation, with my last paycheck. Any amounts remaining unpaid as of the Termination Date on my account with the Company for the purchase of product shall be deducted from my final paycheck.

            (d) FTO. I will be paid for any earned by unused Flexible Time Off benefits, less all required and authorized deductions, with my last paycheck.

            (e) Cobra; Life and Disability Insurance Policies. After the Termination Date, I may elect to pay for COBRA medical and dental plan continuation coverage for eighteen months, until I am entitled to Medicare, or until I am covered under other plans with no pre-existing exclusion. The Company will provide further information about my COBRA rights after the Termination Date. The Company will also provide me with information on the potential for continuation of the disability and life insurance coverage currently provided to me through the Company if I pay the premiums for such coverages.

      3. Stock Options; Extension of Time to Exercise. As of the Termination Date, I am vested in 40,630 options to purchase the Company's common stock, at an exercise price of $3.48 per share. I understand that I will not continue to vest in any more options, that any of my rights to unvested options shall immediately terminate, and that the vested options will continue to be governed by the Gargoyles, Inc. 1995 Stock Incentive Compensation Plan, as Amended and Restated on July 22, 1996, except that the Plan Administrator has extended the time for me to exercise my options until December 31, 1998.

      4. Execution of Promissory Note. I acknowledge that as an accommodation to me the Company has made payments on my behalf to U.S. Bank totaling $14,215.03 to U.S. Bank under the terms of a promissory note made by me in favor of U.S. Bank in connection with the purchase by me of common stock of the Company in March 1995. Upon the execution of this Agreement, I will execute a promissory note in favor of the Company in the form of the attached Exhibit A (the "Note"), evidencing my obligation to repay the Company all sums owing the Company in accordance with the terms of the Note.

      5. Complete Release of Claims. By signing this Agreement, I agree not to start any lawsuits, charges, or other legal action against the Company relating to my employment with the Company or the benefits that I received or should have received from the Company. In addition, I, for my self and my heirs, representatives, executors, and successors, waive any rights or claims I may have against the Company, any employee benefit plans sponsored by the Company in which I participate, and all of the Company's affiliated and related entities, owners, shareholders, officer, directors, trustees, agents, employees, employees' spouses, insurers, either past or present, and all of their successors, agents or assigns (collectively "Releasees"). I hereby release the Releasees from any and all claims,


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actions, causes of action, obligations, costs, expenses, damages, losses, debts, and demands, including attorneys' fees and costs actually incurred (collectively "Claims") of whatever kind, in law or in equity, known or unknown, suspected or unsuspected, which arose prior to the Termination Date.

      This release includes, but is not limited to: (i) any Claims under any local, state or federal laws regulating employment, including without limitation, the Civil Rights Acts, the Americans with Disabilities Act, the Workers' Adjustment and Retraining Notification Act, and the Washington State Law Against Discrimination; (ii) Claims under the Employee Retirement Income Security Act; (iii) Claims under any local, state or federal wage and hour laws; or (iv) Claims alleging any legal restriction on the Company's right to terminate their employees, or personal injury claims, including without limitation wrongful termination, discrimination, harassment, breach of contract, defamation, tortuous interference with business expectancy, black listing, or infliction of emotional distress, whether arising under statute or common law.

      6. Effect of Prior Agreements. I understand that as of the Termination Date the Employment Agreement is terminated and is superseded by this Agreement, and that I shall have no further rights or obligations under the Employment Agreement except for the terms set forth in Sections 7 through 9 of the Employment Agreement relating to "Intellectual Property; Nondisclosure of Confidential Information; Covenant Not to Compete, Dispute Resolution, and Enforcement:, which shall remain in effect following the Termination Date in accordance with their terms.

      7. Nondisparagement; No Solicitation. I pledge that I will make no statement in disparagement of the Company or any of the Releasees which is intended to damage the reputation of the Company or any of the Releasees; including, but not limited to, private or public comments, statements, or writings critical of the Company or any of the Releases or complaints filed against the Company or any of the Releasees with any regulatory agency. In addition, I agree not to interfere with the working relationship of the Company and any of its employees, and for a period of two (2) years after the Termination Date, I specifically agree not to seek to hire or to hire any sales employee of the Company to work for me or for my future employer(s) without the express written consent of the Company.

      8. Consultation with Legal Counsel. I have carefully read all of the provisions of this Agreement. I further acknowledge that the Company has encouraged me to review and discuss all aspects of this Agreement with legal counsel and that I have taken advantage of that opportunity to the full extent that I deem appropriate.


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      9.    Voluntary Agreement. I understand and acknowledge significance and consequences of this Agreement, that it is voluntary, that it has not been given as a result of any coercion, and expressly confirm that it is to be given full force and effect according to all of its terms, including those relating to unknown Claims.

      10. Successors This Agreement shall be binding upon the parties hereto and their heirs, representatives, executors, administrators, successors and assigns, and shall inure to the benefit of each and all of the Releasees, and to their heirs, representatives, executors, administrators, successors and assigns.

      11.   General Provisions

            (a) Governing Law. This Agreement is made and entered into in the state of Washington and shall in all respects be interpreted, enforced and governed under the laws of the state of Washington. The language of all parts of this Agreement shall in all cases by construed as a whole, according to its fair meaning, and not strictly for or against either party.

            (b) Invalidity. If any of the provisions of this Agreement are held to be illegal or invalid, the remaining provisions shall not be affected thereby, and the illegal or invalid provision shall be deemed not to be a part of this Agreement. I understand, however, that if the "Complete Release of Claims" section is held to be illegal or unenforceable in whole or in part, the Company may elect to rescind this Agreement and demand reimbursement of all consideration paid to me pursuant to the Agreement.

            (c) Entire Agreement. Except for the provisions of the Employment Agreement which survive the Termination Date, this Agreement represents and contains the entire understanding between the Company and me in connection with my separation from the Company. I acknowledge that I have not signed this Agreement in reliance on any promise, representation, or statement not contained herein.


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      12.   Non-Admission of Liability. This Agreement shall not be construed in any way as an admission by the Company of any liability or wrongdoing whatsoever. Likewise, this Agreement shall not be construed in any way as an admission by me of any misconduct or impropriety.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of February 2, 1998.

GARGOYLES, INC.,
a Washington corporation


     S/S DOUGLAS B. HAUFF
By_____________________________
   Douglas B. Hauff, President


     S/S DAVID JOBE
--------------------------------
David Jobe


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                                    EXHIBIT A

                                 PROMISSORY NOTE

$14,215.03                                                      February 2, 1998


      FOR VALUE RECEIVED, the undersigned David Jobe ("Borrower") does hereby promise to pay to the order of Gargoyles, Inc. ("Gargoyles"), in lawful money of the United States of America, the principal sum of Fourteen Thousand Two Hundred Fifteen and 03/100 Dollars ($14,215.03) together with interest thereon from the date hereof until paid in full as stated herein.

      1. Interest Rate. The outstanding principal balance of this Note shall bear interest at a rate equal to 5.75% per annum.

      2. Maturity. The entire principal balance of this Note, plus all accrued and unpaid interest, and all other amounts owing hereunder, shall be due and payable in full on February 2, 1999.

      3. Application of Proceeds from Sale of Gargoyles Stock; Prepayment. So long as this Note remains unpaid, if at any time Borrower receives payment on the promissory note dated March 7, 1997, in original principal amount of $18,756.24 made by Douglas B. Hauff in favor of Borrower in connection with the exercise of the Hauff Options (the "Hauff Note"), all net proceeds received by Borrower under the Hauff Note, shall be applied to the repayment of this Note. Each payment hereunder shall be applied first to the payment of interest then accrued on the unpaid balance under this Note, and the remainder, if any, shall be applied to the reduction of principal. This Note may be prepaid in whole or in part at any time or times with no prepayment penalty or additional cost of any kind. Upon payment in full of the principal and accrued interest thereon, this Note shall be canceled, and shall be of no further force or effect, and shall be returned to Borrower.

      4. Default; Default Interest Rate. This Note shall be in default if Borrower fails to pay this Note when due or fails to pay or perform any of his obligations hereunder. If a default occurs, the holder of this Note shall be entitled to declare the entire unpaid principal balance and all accrued and unpaid interest thereon immediately due and payable and may proceed to protect and enforce its rights either by suit in equity and/or law or any other appropriate proceedings, whether for the specific performance of any covenant or agreement contained in this Note. After such default the principal balance shall bear interest at a rate per annum of eighteen percent (18%) until the default is cured.


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      5.    Attorneys' Fees and Costs. If a default occurs hereunder and this
Note is placed in the hands of an attorney for collection of any amount called for herein, Borrower shall be liable for all costs of collection, including without limitation reasonable attorneys fees and costs.

      6. Rights Cumulative. The rights and remedies of the holder of this Note and any instrument securing payment hereof, shall be cumulative and concurrent, and may be pursued individually, successively, or together against the property described in any instrument securing payment hereof, or any other funds, property or security held by the holder for the payment hereof or otherwise at the sole discretion of the holder. The failure to exercise any such right or remedy shall in no event be construed as a waiver of release of said rights to remedies or of the rights to exercise them at any later time.

      7. Applicable Law. This Note shall be construed according to the law of the state of Washington.

      ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

      IN WITNESS WHEREOF, the undersigned has caused this Note to be executed as of the date first written above.



---------------------------
David Jobe


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